Exhibit 99.1

PORTFOLIO OVERVIEW[1]

Wholly-owned properties – summary

Property Type	Design Units[2]	Design Beds[2]	Leasing Status as of September 29, 2014	Leasing Status as of September 30, 2013	Occupancy Change	Fall 2014 Final Rental Rate Change	Revenue Change	Rental Revenue per leased Bed for Academic Year[3] 2014/2015	Rental Revenue per leased Bed for Academic Year[3] 2013/2014
Q4 2014 Same Store Wholly-owned Properties	28,386	88,253	97.5%	96.8%	0.7%	2.1%	2.8%	$ 617	$ 604
New Wholly-owned Properties	1,879	5,656	98.5%	n/a	n/a	n/a	n/a	$ 673	n/a
Total - Wholly-owned Properties	30,265	93,909	97.5%	n/a	n/a	n/a	n/a	$ 620	n/a

Note: The same store grouping presented above represents properties that will be classified as same store properties during the fourth quarter 2014 (the first full quarter of operations in the 2014/2015 academic year.) This same store grouping is presented for purposes of disclosing the pre-leasing status for the 2014/2015 academic year, which will have a significant effect on our results of operations for the year ended December 31, 2015. The fourth quarter 2014 same store grouping includes the annual 2014 same store properties, plus an additional 9 properties and an additional phase at an existing property containing 5,228 beds that completed construction or were acquired in the second or third quarter 2013. The same store grouping does not include The Enclave, a 480-bed property that was sold in September 2014.

1. Represents leasing status for the 2014/2015 academic year as of September 29, 2014, as compared to prior academic year final occupancy and rental rates as of September 30, 2013.
2. Excludes 8 design units and 32 design beds from The Edge in Charlotte, NC, which incurred significant property damage resulting from a fire in July 2014. The 32 beds damaged by the fire are currently being rebuilt and are anticipated to be available for occupancy in 2015.
3. Represents average rental revenue per leased bed for the academic years presented.

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